Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statements of Mindspeed Technologies, Inc. on Form S-8 (Registration Nos. 333-106148, 333-106479, 333-106481, 333-124289, 333-132858 and 333-142298) and in the Registration Statements of Mindspeed Technologies, Inc. on Form S-3 (Registration Nos. 333-106146, 333-107343, 333-109523, 333-109525 and 333-123193) of our report dated September 21, 2007, relating to the consolidated financial statements of Ample Communications, Inc., for the years ended December 31, 2005 and 2006, appearing in this Current Report on Form 8-K of Mindspeed Technologies, Inc.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
September 21, 2007